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                                [LETTERHEAD]


               CIRCON ANNOUNCES CURRENT THREE MONTHS 1997 RESULTS


CIRCON CORPORATION, SANTA BARBARA, CALIFORNIA (NASDAQ-NMS:CCON)-September 15,
1997

Richard A. Auhll, Chairman and President today announced that in response to shareholders requests for information prior to the shareholders meeting and U.S. Surgical's allegations that the company's strategic plan is not working, Circon is releasing current financial results for the three month period ended August 1997 (June, July, and August) compared to the same period in 1996.

  Circon is encouraged that the performance increases produced in the second quarter 1997 have accelerated through August, particularly for U.S. sales, and operating and net income.

  Mr. Auhll noted that U.S. sales for the past three months are up 9.3%, and total sales are up 6.3% over the same 1996 period. The sales increase was due to new product introductions and productivity improvements of the U.S. sales force.

  Operating income for the 1997 period reached $3.5 million, up 64% compared to 1996, excluding one time charges related to closing Cabot's Langhorne facility last year. This operating income improvement was due to the sales increases and freezing of operating expenses over the past year.

  Net income totalled $1.7 million, up 21%, and EPS was $0.12 per share, up 15% for the three months ended August 1997 compared to the same 1996 period. If the one time 1996 facility closure charges and 1996 NOL tax benefits are excluded, the resulting comparable 1997 net income was up 149% and earnings per share rose 139%.

  The current three month results have demonstrated the substantial progress Circon has made in the past year, even under the stress of a hostile takeover attempt by U.S. Surgical.

  The current three months had a total sales increase of $2.4 million which resulted in a gross profit increase of $1.3 million, an operating income increase of $1.4 million and a net income increase of $1.0 million compared to the same period last year, excluding the one time facility closure costs and NOL tax benefits of 1996.

  Circon's basic profit structure has improved with operating income rising from 5.6% to 8.6% of sales, and net income rising from 1.7% to 4.1% of sales for the respective 1996 and 1997 periods. Moreover, a major operating and overhead expense reduction program was initiated in late August that includes a one year 10% reduction in the salaries of top management and a 20% reduction in the salary of the CEO, if the expense reduction objectives are not achieved. The program is intended to bring further benefits for the fourth quarter and all of 1998.


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CIRCON ANNOUNCES CURRENT THREE MONTHS 1997 RESULTS                  Page 2 of 2


     This document contains forward-looking statements regarding future operating results and expected benefits of Circon's cost reduction program which are subject to risk and uncertainty, including the risk that the third quarter may not match the current period's performance. For a more detailed discussion of these risks, please review the company's Form 10-Q filed with the Securities and Exchange Commission for the second quarter of 1997.

Contact: R. Bruce Thompson
         Executive Vice President
         Chief Financial Officer
         805-685-5100


                         COMPARATIVE SUMMARY OF INCOME
                Unaudited, in Millions, Except per share data


                                         CURRENT THREE MONTHS          YEAR TO DATE
                                          JUNE, JULY, AUGUST           EIGHT MONTHS
                                       -------------------------    ------------------
                                         1996       1997      %         1996      1997
                                       --------   --------  ----      --------  --------
   U.S Sales Force Sales               $  29.52   $  32.26   9.3%     $  78.06  $  79.29
   Other Sales                             8.92       8.59  (3.7%)       24.60     24.72
                                       --------   --------  ----      --------  --------

Total Sales                            $  38.44   $  40.85   6.3%       102.66    104.01

Gross Profit                              21.18      22.50   6.2%        56.80     57.16

Operating Expenses                        19.04      18.99  (0.3%)       51.05     52.43
                                       --------   --------  ----      --------  --------

Operating Income (w/o closure exp)         2.14       3.51    64%         5.75      4.74
                                       --------   --------  ----      --------  --------

   FACILITY CLOSURE EXPENSE                2.13          0   ***          2.13         0
   Net Operating Income                    0.01       3.51   ***          3.62      4.74
   Income Before Taxes                    (1.01)      2.57   ***          0.98      2.47

   Taxes (Benefits)                       (0.39)      0.90   ***          0.26      0.86
   (NOL Benefits)                         (2.00)         0   ***         (2.00)        0
                                       --------   --------  ----      --------  --------
   Net Taxes                              (2.39)      0.90   ***         (1.74)     0.86
   Net Income                          $   1.38   $   1.67    21%     $   2.72  $   1.60

Net Income (w/o Closure Exp & Tax Ben) $   0.67   $   1.67   149%     $   2.30  $   1.60
                                       --------   --------  ----      --------  --------
                                       --------   --------  ----      --------  --------

   Shares Outstanding                    13,037     13,650   4.7%       13,078    13,650
   EPS                                 $  0.106   $  0.122    15%     $  0.208  $  0.117

EPS (w/o Exp & Tax Ben)                $  0.051   $  0.122   139%     $  0.176  $  0.117
                                       --------   --------  ----      --------  --------
                                       --------   --------  ----      --------  --------

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